Cellceutix Comments on New York Times Article Heralding p53 Drugs as the New Age in Cancer Research

BEVERLY, MA – December 24, 2012-- Cellceutix Corporation (OTCBB: CTIX) (the "Company"), a clinical stage biopharmaceutical company focused on discovering small molecule drugs to treat unmet medical conditions, including drug-resistant cancers and autoimmune diseases, today provides commentary on a front page New York Times article published December 23, 2012 title, “Genetic Gamble; New Approaches to Fighting Cancer.”

The article, authored by Gina Kolata, discusses a seismic change in the direction that cancer research may undergo.  Major pharmaceutical companies are striving to conduct clinical trials testing their drug candidates against a wide range of cancers, regardless of the tumor's  origin.  More succinctly, the article focuses on the key protein p53, often referred to as the “Guardian Angel Gene,” and initiatives by Merck & Co. (NYSE: MRK), Roche Holding Ltd. (OTCQX: RHHBY), and Sanofi SA (NYSE: SNY) in “racing to develop their own versions of a drug they hope will restore a mechanism that normally makes badly damaged cells self-destruct and could potentially be used against half of all cancers.”

“I am pleased to see such a high profile article being written on the game changing impact that a p53 drug can have on treating cancers,” said Leo Ehrlich, Chief Executive Officer of Cellceutix.  “While I am disappointed that Cellceutix was not mentioned in the article, I understand that the article was likely written before Cellceutix’s clinical trials began.

The facts are while other compounds mentioned are not yet ready for clinical trials, or in clinical trials, our flagship p53 compound, Kevetrin is currently in phase 1 trials ongoing at Harvard’s Dana-Farber Cancer Institute and Beth Israel Deaconess Medical Center.  I believe that a discerning examination of the article and publicly available information shows that we are not only ahead of these larger companies, but we have a better mechanism which is more likely to function against most cancers. Our research to date shows that Kevetrin affects both wild and mutant types of p53, a claim that to the best of our understanding, the other companies cannot make.  It is true that Roche has had Nutlins in clinical trials for years, but has faced ongoing challenges. Our data shows that Kevetrin is non-genotoxic, meaning that it does not damage surrounding normal DNA.”

“As we stated in a press release on April 25, 2011 discussing our poster presentation at last year’s annual meeting of the American Association for Cancer Research, Kevetrin was a standout then amongst any other p53 drug in development,” added Dr. Krishna Menon, Chief Scientific Officer of Cellceutix.  “Nothing has fundamentally changed since that day.  In fact, the additional laboratory data that we have collected on Kevetrin, reinforces the novel drug’s ability to re-activate p53 to its role as  a potent anti-proliferative and pro-apoptotic protein and holds a great deal of promise as a new therapeutic for treating cancer including some of the most difficult to treat types of the disease.  The New York Times may have overlooked Cellceutix and Kevetrin, but the organizations that are contacting us to host and sponsor clinical trials certainly have not.”

About Kevetrin™

As a completely new class of chemistry in medicine, Kevetrin™ has significant potential to be a major breakthrough in the treatment of solid tumors. Mechanism of action studies showed Kevetrin's unique ability to affect both wild and mutant types of p53 (often referred to as the "Guardian Angel Gene" or the "Guardian Angel of the Human Genome") and that Kevetrin strongly induced apoptosis (cell death), characterized by activation of Caspase 3 and cleavage of PARP. Activation of p53 also induced apoptosis by inducing the expression of p53 target gene PUMA. p53 is an important tumor suppressor that acts to restrict proliferation by inducing cell cycle checkpoints, apoptosis, or cellular senescence.

In more than 50 percent of all human carcinomas, p53 is limited in its anti-tumor activities by mutations in the protein itself. Currently, there are greater than 10 million people with tumors that contain inactivated p53, while a similar number have tumors in which the p53 pathway is partially abrogated by inactivation of other signaling components. This has left cancer researchers with the grand challenge of searching for therapies that could restore the protein's protective function, which Kevetrin appears to be doing the majority of the time.

The clinical trial titled, "A Phase 1, Open-Label, Dose-Escalation, Safety, Pharmacokinetic and Pharmacodynamic Study of Kevetrin (Thioureidobutyronitrile) Administered Intravenously, in Patients With Advanced Solid Tumors," is available at: http://clinicaltrials.gov/ct2/show/NCT01664000?term=cellceutix&rank=1

About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". It is an emerging bio-pharmaceutical company focused on the development of its pipeline of compounds targeting areas of unmet medical need. Our flagship compound, Kevetrin™, is an anti-cancer drug which has demonstrated the ability in pre-clinical studies to regulate the p53 pathway and attack cancers which have proven resistant to today's cancer therapies (drug-resistant cancers). Cellceutix also owns the rights to seven other drug compounds, including KM-133, which is in development for psoriasis, and KM-391 for the treatment of the core symptoms of autism. More information is available on the Cellceutix web site at www.cellceutix.com.

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INVESTOR AND MEDIA CONTACT:

Cellceutix Corp.

Leo Ehrlich

(978) 236-8717

info@cellceutix.com